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                                                                      EXHIBIT 20


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FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-A
Monthly Statement to Certificateholders
Servicer:  Fifth Third Bank
Trustee:  Harris Trust and Savings Bank

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                                      Collection Period:                              1-Jun-99               30-Jun-99
                                      Distribution Date:                             15-Jul-99

                                                                                                       Per $1,000 of
                                                                                                         Original
Statement for Class A and Class B Certificateholders Pursuant                                         Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                             Certificate Amount
                                                                                                    ------------------
(i)     Principal Distribution
           Class A Certificate Amount                                           $ 3,843,059.21        $   9.85383837
           Class B Certificate Amount                                           $   181,086.56        $   9.85344216

(ii)    Interest Distribution
           Class A Certificate Amount                                           $   190,534.54        $   0.48854219
           Class B Certificate Amount                                           $     9,199.19        $   0.50055447

(iii)   Servicing Fee                                                           $    32,180.07        $   0.07879850

(iv)    Class A Certificate Balance (after principal distributions)             $33,034,593.17
        Class A Pool Factor (after principal distributions)                          0.0847027
        Class B Certificate Balance (after principal distributions)             $ 1,557,342.84
        Class B Pool Factor (after principal distributions)                          0.0847395

(v)     Total Pool Balance (end of Collection Period)                           $34,591,936.01

                                                                                Current Period          Cumulative
                                                                                --------------        --------------

(vi)    Defaulted Receivables                                                   $   114,412.04        $14,223,480.03
        Liquidation Proceeds                                                        276,129.05          8,489,176.57
                                                                                ==============        ==============
        Aggregate Net Losses                                                    $  (161,717.01)       $ 5,734,303.46
                                                                                ==============        ==============

(vii)   Aggregate Principal Balance of Receivables
          Repurchased by Seller or Servicer:
           Principal Portion                                                    $        --
           Interest Portion                                                     $        --

(viii)  Class A Interest Carryover Shortfall                                    $        --
        Class B Interest Carryover Shortfall                                    $        --
        Class A Principal Carryover Shortfall                                   $        --
        Class B Principal Carryover Shortfall                                   $        --

(ix)    Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                            $ 6,125,764.72

(x)     Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                       $ 6,125,764.72
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